Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

ASSURE HOLDINGS CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share or Pre-Funded Warrant	Maximum Aggregate Offering Price(1) (2) (3)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Shares of common stock, par value $0.001 per share (the “Common Stock”) (5)	457(o)			$6,900,000	0.000110200	$760.38
Fees to Be Paid	Equity	Pre-Funded Warrant topurchase one share of Common Stock (4)(5)(7)	457(g)	—	—	—	—	—
Fees to Be Paid	Equity	Representative Warrants to purchase one share of Common Stock (4)	457(g)	—	—	—	—	—
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share, issuable upon the exercise of the Pre-Funded Warrants(4)(7)	457(o)	—	—	—	—	—
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share, issuable upon the exercise of the Representative Warrants(4)(6)	457(o)	—	—	$379,500	0.000110200	$41.82
Fees Previously Paid	Equity	Shares of common stock, par value $0.001 per share (the “Common Stock”) (5)	457(o)	—	—	$6,000,000		$661.20
Fees Previously Paid	Equity	Representative Warrants to purchase one share of Common Stock(4)		—	—	$—		$—
Fees Previously Paid	Equity	Common Stock, $0.001 par value per share, issuable upon the exercise of the Representative Warrants(4)(6)	457(o)	—	—	$420,000		$46.28
		Total Offering Amounts						$802.20
		Total Fees Previously Paid						707.48
		Net Fee Due						$94.72

(1)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)Includes common stock to cover the exercise of the over-allotment option granted to the underwriters.
(4)No separate registration fee required pursuant to Rule 457(g) under the Securities Act.

(5)The proposed maximum aggregate offering price of the shares of Common Stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of the Pre-Funded Warrants offered and sold in the offering (plus the aggregate exercise price of the shares of common stock issuable upon exercise of the Pre-Funded Warrants), and as such the proposed aggregate maximum offering price of the shares of Common Stock and Pre-Funded Warrants (including shares of Common Stock issuable upon exercise of the Pre-Funded Warrants), if any, is $6,900,000. Includes the offering price of shares of common stock and/or pre-funded warrants that the representative of the underwriter has the option to purchase to cover the exercise of over-allotment option, if any.
(6)We have agreed to issue to the representative of the underwriters, upon the closing of this offering, warrants to purchase up to an aggregate number of shares of our common stock (the “Underwriter’s Warrants”) in an aggregate equal to five percent (5%) of the aggregate number of shares of Common Stock and shares of Common Stock underlying Pre-Funded Warrants). The Underwriter’s Warrants are exercisable at a per share price equal to 110% of the public offering price per share of the shares of common stock sold in this offering. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Underwriter’s Warrants is equal to 110% of $345,000 (which is equal to 5% of $6,900,000). See “Underwriting.”.
(7)The registrant may issue pre-funded warrants to purchase shares of common stock in the offering. The purchase price of each pre-funded warrant will equal the price per share at which shares of common shares are being sold to the public in this offering, minus $0.001, which constitutes the pre-funded portion of the exercise price, and the remaining unpaid exercise price of the pre-funded warrant will equal $0.001 per share (subject to adjustment as provided for therein).